EXHIBIT 10.04

PDF SOLUTIONS, INC.
2001 STOCK PLAN
RESTRICTED STOCK AGREEMENT
(FRANCE QUALIFIED)

     PDF Solutions, Inc., a Delaware corporation (the “Company”), hereby grants a Stock Purchase Right as set forth in this Restricted Stock Agreement (the “Agreement”) to you (the person to whom this Agreement is delivered).  The Company’s 2001 Stock Plan (the “Plan”) and the Sub-Plan to the PDF Solutions, Inc. 2001 Stock Plan Qualified Restricted Stock (France) (the “Restricted Stock Sub-Plan”) are incorporated in, and made part of, this Agreement. To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Plan and/or the Restricted Stock Sub-Plan. In the event of a conflict between the terms and provisions of the Plan or the Restricted Stock Sub-Plan and the terms and provisions of this Agreement, the Plan and Restricted Stock Sub-Plan terms and provisions shall prevail.

     In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

     1.     Stock Purchase Right. Pursuant to the Plan and the Restricted Stock Sub-Plan, the Company hereby grants to you, and you hereby accept from the Company, a Stock Purchase Right consisting of the right to acquire the total number of “Shares Granted” set forth in the online grant summary provided by the Company or the Company’s designated broker, on the terms and conditions set forth herein and in the Plan and Restricted Stock Sub-Plan.

     2.     Vesting of Stock Purchase Right. So long as your Service continues for the full duration of the Acquisition Period and you have complied with the conditions set forth in the Restricted Stock Sub-Plan, the Stock Purchase Right shall vest in accordance with the Vesting Schedule in the online grant summary, but in any event the first vesting event will be at least two years from the Date of Grant.  Your Service will not terminate as long as you are on a bona fide leave of absence that is authorized by French law. Notwithstanding the foregoing and if, and to the extent, allowed under applicable French law, upon a consummation of a Change in Control any unvested portion of the Stock Purchase Right will fully vest. Further, if your Service terminates due to your death, any unvested portion of the Stock Purchase Right will fully vest. In the event of any such acceleration of vesting upon your death, your heirs may request delivery of the Shares underlying your Stock Purchase Rights within a period of six (6) months following your death. If your heirs do not make such a request within such period, the Shares will be delivered to your heirs in accordance with the vesting schedule set forth above.

     3.     Termination of Service. Except as set forth in Section 2 above, in the event of the termination of your Service for any reason, the unvested portion of the Stock Purchase Right shall be immediately forfeited without consideration.

     4.     Settlement of Stock Purchase Right. Shares shall be issued at the time and to the extent that the Stock Purchase Right vests from time to time, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until you have satisfied any applicable obligations pursuant to Section 5 below and such issuance otherwise complies with all applicable laws, rules and regulations. Prior to the time the Stock Purchase Right is settled upon vesting, you will have no rights other than those of a general creditor of the Company. The Stock Purchase Right represents an unfunded and unsecured obligation of the Company.

     5.     Withholding Taxes. You agree to make arrangements satisfactory to the Company for the satisfaction of any applicable tax or other obligations that arise in connection with the Stock Purchase Right and any Shares issued pursuant thereto. Notwithstanding the foregoing, any sale of your Shares must be made in compliance with all applicable laws, rules and regulations and the Company’s insider trading policies and no sales shall occur pursuant to this provision or otherwise unless and until such laws, rules and regulations are satisfied. The Company shall not be required to issue Shares pursuant to this Agreement unless and until the obligations described herein are satisfied.

     6.     Tax and Legal Advice. You represent, warrant and acknowledge that the Company has made no warranties or representations to you with respect to any applicable tax or legal consequences of the transactions contemplated by this Agreement and you are in no manner relying on the Company or the Company’s representatives for an assessment of such tax or legal consequences. YOU UNDERSTAND THAT THE TAX AND OTHER LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX OR LEGAL ADVISOR REGARDING THIS AGREEMENT, THIS STOCK PURCHASE RIGHT AND SHARES TO BE ISSUED PURSUANT TO THIS STOCK PURCHASE RIGHT. YOU UNDERSTAND THAT THE COMPANY IS NOT PROVIDING ANY TAX OR LEGAL ADVICE, NOR IS THE COMPANY MAKING ANY RECOMMENDATION REGARDING YOUR ACCEPTANCE OF THIS GRANT. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

     7.     Holding Period. The Shares that shall be issued to you at vesting will be subject to a mandatory Holding Period of two years, save the cases of death and Disability, as further described in the Restricted Stock Sub-Plan. All Shares issued at vesting of your Stock Purchase Rights which you may own at the time your Service terminates for any reason other than your death or Disability shall remain subject to the Holding Period.

     8.     Public Diffusion. Note that the grant of your Stock Purchase Rights does not qualify as a direct or indirect diffusion to the public in France of financial instruments governed by Articles L.411-1 and L.411-2 of the French Financial and Monetary Code (Code Monétaire et Financier). Therefore, neither the Plan nor the Restricted Stock Sub-Plan entails the issue of an information memorandum receiving the visa of the Autorité des Marchés Financiers and the Plan and the Restricted Stock Sub-Plan have not been authorized by the Autorité des Marchés Financiers.

     9.     Non-Transferability of the Stock Purchase Right. The Stock Purchase Right is personal to each Key Employee and it cannot be transferred, pledged or otherwise assigned by a Key Employee, including to a trustee of any trust or any similar institution of any kind. The only exception is for transfers that occur through succession to legal beneficiaries in the case of death of a Key Employee. The terms of this Agreement shall be binding upon your executors, heirs and successors.

     10.     Restriction on Transfer. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to this Stock Purchase Right have been registered or qualified under the securities laws of any country or state, the Company may impose additional restrictions upon the sale, pledge or other transfer of the Shares (including the placement of appropriate legends on stock certificates, if any, and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of all applicable law, including the securities laws of any state or any other country.

     11.     Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that, in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to this Stock Purchase Right may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.

     12.     Compliance with Law. Depending on your country of residence, there may be additional restrictions on this Stock Purchase Rights or Shares to be issued pursuant to this Stock Purchase Right which are set forth in the Restricted Stock Sub-Plan. Furthermore, you understand that the laws of the country in which you are working at the time of grant or vesting of the Stock Purchase Right or at the subsequent sale of any Shares issued pursuant to the Stock Purchase Right (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters), may subject you to additional procedural or regulatory requirements that you are solely responsible for and must independently fulfill in relation to the Stock Purchase Right or ownership or sale of Shares.

     13.     Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a stockholder of the Company unless and until Shares are issued upon vesting of this Stock Purchase Right.

     14.     Authorization to Release Necessary Personal Information. You hereby authorize and direct your employer and, if different, the Company, to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding your employment, the nature and amount of your compensation and the facts and conditions of your participation in the Plan and the Restricted Stock Sub Plan (including, but not limited to, your name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing your participation in the Plan and the Restricted Stock Sub Plan. You understand that the Data may be transferred to the Company or any of its Parent, Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan and the Restricted Stock Sub Plan, including any requisite transfer to a broker or other third party assisting with the administration of this Stock Purchase Right under the Plan and the Restricted Stock Sub Plan or with whom Shares acquired pursuant to this Stock Purchase Right or cash from the sale of such Shares may be deposited. You acknowledge that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of your residence. Furthermore, you acknowledge and understand that the transfer of the Data to the Company or any of its Parent, Subsidiaries or Affiliates, or to any third parties is necessary for your participation in the Plan and the Restricted Stock Sub Plan. You may at any time withdraw the consents herein by contacting your local human resources representative in writing. You further acknowledge that withdrawal of consent may affect your ability to realize benefits from this Stock Purchase Right, and your ability to participate in the Plan and the Restricted Stock Sub Plan.

     15.     No Entitlement or Claims for Compensation.

          (a)     Your rights, if any, in respect of or in connection with this Stock Purchase Right or any other Award are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and the Restricted Stock Sub Plan and to benefit from a discretionary Award. By accepting this Stock Purchase Right, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan, the Restricted Stock Sub Plan and/or grant any additional Awards to you. This Stock Purchase Right is not intended to be compensation of a continuing or recurring nature or part of your normal or expected compensation, and in no way represents any portion of your salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

          (b)     Neither the Plan, the Restricted Stock Sub Plan, nor this Stock Purchase Right or any other Award granted under the Plan or the Restricted Stock Sub Plan shall be deemed to give you a right to become or remain an Employee, Consultant or Director of the Company, a Parent, a Subsidiary or an Affiliate. The Company, its Parents, Subsidiaries and Affiliates, reserve the right to terminate your Service at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and you shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, the Restricted Stock Sub Plan, this Stock Purchase Right or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

     16.      Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at its principal corporate offices and to you at the address maintained for you in the Company’s records.

     17.     Entire Agreement; Enforcement of Rights. This Agreement, together with the Plan and the Restricted Stock Sub-Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

     18.     Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

     19.     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

     20.     Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

     21.     Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Stock Purchase Right under the Plan and the Restricted Stock Sub Plan and participation in the Plan and the Restricted Stock Sub Plan or future Awards that may be granted under the Plan and the Restricted Stock Sub Plan by electronic means or to request your consent to participate in the Plan and the Restricted Stock Sub Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and the Restricted Stock Sub Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

     22.     Language. This Agreement, the Plan and the Restricted Stock Sub-Plan shall be translated into French, but if the translated version is different than the English version, the English version will control.

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You acknowledge that by electronically accepting this Agreement, you agree to be bound by all terms of this Agreement.

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